Exhibit 10.1

LINE OF CREDIT

$2,000,000.00	May 1, 2014

FOR VALUE RECEIVED, MINERCO RESOURCES INC. (“MINE”), a Nevada corporation (the “Company”), having an office at 20 Trafalgar Square, Suite 455, Nashua, NH 03063, does hereby promise to pay to the order of POST OAK LLC (the “Lender”), having an office at 405 Lexington Avenue, New York, NY 10174, at such place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of up to Two Million Dollars ($2,000,000.00), or such lesser amount as may be borrowed by the Company as Advances under this line of credit (the “Line of Credit”).

This Line of Credit shall bear interest at the rate of ten percent (10.00%) per annum unless modified by paragraph 4 of this Line of Credit.

The entire outstanding principal amount of this Line of Credit shall be due and payable on April 30, 2016 (the “Maturity Date”).

1. Advances.  Subject to the provisions of Section 2 below, the Company shall have the right, at any time or from time to time prior to the Maturity Date to request loans and advances from the Lender (individually an “Advance” and collectively, the “Advances”).  Each such Advance shall be considered a legal promissory note, shall be in the amount of $250,000, and shall be reflected on Schedule A to this Line of Credit and initialed as received by an officer or director of the Company.  The Lender shall not be under any obligation to make advances under this Line of Credit.

2. Use of Proceeds.  All proceeds received by the Company from each Advance made by the Lender under this Line of Credit shall be used by the Company for expenses incurred by the Company in connection with working capital and any other operating expenses determined to be necessary by the Company.

3. No Guarantees of Payment.  Nothing contained in this Line of Credit or any other agreement or instrument shall be deemed or construed to constitute a guaranty or undertaking by any shareholder, officer or director of the Company or any third person of any of the obligations of the Company under this Line of Credit.

4. Payment on Maturity Date: Prepayments.  The entire balance of unpaid Advances under this Line of Credit shall be due and payable in full on the Maturity Date.  At any time, and from time to time before the Maturity Date, Company shall have the right to prepay all or any part of the Advances, in whole or in part, without premium or penalty.  On the Maturity Date, if this Line of Credit has not been paid in full, it shall bear interest from inception at the rate of fifteen percent (15.00%) per annum until paid in full.

5. Interest Payments, Balloon Payment.  Company shall pay interest at the rate of ten percent (10.00%) per annum, calculated on a per day basis for each Advance made by Lender, and Company shall make one interest payment in twelve (12) months and one interest payment in eighteen (18) months.  Company shall make a payment for the entire unpaid balance of all Advances, plus any accrued unpaid interest, as per a “balloon” payment, in two (2) years from the date of the Line of Credit.

6. Security.  As security for the Line of Credit, immediately upon the first Advance made by Lender to Company, Company shall cause and/or direct Preferred Class “C” Shares of Minerco Resources, Inc. (“MINE”) to be issued to Lender.  The amount of shares shall be sufficient to provide adequate security to the Lender for any Advances made to Company, and shall be reasonably determined by the parties at a later date.  Company shall contact its transfer agent Island Stock Transfer to initiate this issuance, with all proper corporate approvals.

7. Choice of Law: Venue and Jurisdiction.  This Line of Credit shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects, including, but not limited to, the legality of the interest charged hereunder, by the statues, laws and decisions of the State of New York.  The exclusive venue and/or jurisdiction for any proceeding that may be brought in connection with this Line of Credit shall be any federal and state court located in New York, New York and each of the parties hereto irrevocably consents to such venue and/or jurisdiction.
8. Miscellaneous Provisions.

(a) This Line of Credit may not be amended or modified, and revision hereto shall not be effective, except by an instrument in writing executed by Company and Lender.

(b) Any and all notices, demands or requests required or permitted to be given under this Line of Credit shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section.  A party may change its address for notification purposes by giving the other parties notice in accordance with the terms of this Section 8(b) of the new address and the date upon which it shall become effective.

(c) Company hereby waive presentment, protest and demand, notice of protest, dishonor and nonpayment of this Line of Credit, and expressly agrees that, without in any way affecting the liability of Company hereunder, Lender may extend the time for payment of any amount due hereunder and release any party liable hereunder without in any other way affecting the liability and obligation of Company.  Company shall pay all attorneys’ fees and other costs of collection actually incurred by Lender in connection with Lender enforcing its rights under this Line of Credit to receive payment or otherwise.

(d) Headings at the beginning of each numbered Section of this Line of Credit are intended solely for convenience of reference and are not to be deemed or construed to be a part of this Line of Credit.

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 IN WITNESS WHEREOF, Company has executed this Line of Credit as of the date first set forth above.

MINERCO RESOURCES, INC.

By: /s/ John Powers                                                             May 1, 2014
John Powers                                                                Date
President & CEO

ACCEPTED AND ACKNOWLEDGED:

POST OAK LLC

By:   /s/ H. McFarland
Managing Director

NOTARY:

SCHEDULE A

Date of Advance	Amount of Advance	Initials of Officer of Company, Acknowledging Receipt of Advance
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